Exhibit 99.1

SOURCE: AMS Health Sciences, Inc.
(Formerly Advantage Marketing Systems, Inc.)

CONTACT: Suzanne Smith
         405/419-4955

         Shareholders Approve Name Change to AMS Health Sciences, Inc.


        AMS Health Sciences Active in Repurchase of Up To $1 Million of
                     The Company's Outstanding Common Stock

OKLAHOMA CITY, OK, August 23, 2004 - AMS Health Sciences, Inc. -, (Amex: AMM - news), today announced the shareholder approval of its name change to AMS Health Sciences, Inc., formerly Advantage Marketing Systems, Inc., at the annual shareholder meeting in Oklahoma City on August 20, 2004, as well as all other proposals. Management believes the name change properly represents the direction and positioning in the marketplace desired by the Company and its customers. Also approved at the meeting were the reinstatement of Grant Thornton LLP as the Company's independent auditor and the re-election of Messrs. John Hail, M. Thomas Buxton III, and David D'Arcangelo as directors.

"We believe it is in our best interest to change our name," said AMS President David D'Arcangelo. "The name change more accurately reflects the substance and purpose of our business operations to our shareholders, associates and the market. The addition of the words 'Health' and 'Science' reflect our commitment to providing cutting-edge, high performance weight loss and nutritional supplements to our customers. The retention of the initials 'AMS' ties us to our already branded product lines and our associates' promotional materials."

With no debt and $4.4 million in cash, net of the $1 million allocated to the buy back of the Company's outstanding common stock, we continue to be purchasers of AMM stock, having purchased over 30,000 shares since announcing the stock repurchase plan. Given the outlook for 2005, we will continue to be active in the repurchase of stock, as outlined by the previously announced Repurchase Plan.

About AMS Health Sciences, Inc.
AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare including the world's number-one all-natural stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com

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Certain statements in this release may constitute "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes,"
"expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.